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                                                                   Exhibit 10.36
                                                                 ---------------

                              DAISYTEK UK LIMITED

                                 90 FETTER LANE
                                LONDON EC4A 1JP


ISA International plc (Company number 1925205)
66/70 Vicar Lane
Bradford
BDI 5AG

Dear Sirs,

LOAN TO ISA INTERNATIONAL PLC

We are pleased to inform you that we are prepared to place a Loan at your disposal on the following terms and conditions:

1.   DEFINITIONS

     In this letter, the expressions defined in Appendix 1 hereto shall have the meanings respectively ascribed to them therein and Appendix 1 and all other appendices and schedules shall be deemed to be an integral part of this letter.

2.   LOAN AMOUNT AND EFFECTIVE DATE

     The Loan Amount shall be as set out in Schedule Three (and Schedule Four in relation to any sums paid out by the Lender pursuant to the guarantees set out therein and any amounts so paid out by the Lender shall be added to the principal of the Loan outstanding at that time) hereto as may be agreed between the Lender and Borrower from time to time. The amount outstanding at any time under the Loan can never exceed the Loan Amount. The effective date for this Agreement shall be 12 October 2001.

3.   PURPOSE

3.1 The Loan is to be used for the Borrower's investment into Kaye Office Supplies Limited and for its general working capital purposes.

3.2 The Loan Amount will not become available for drawing by the Borrower until the Lender is satisfied with the matters specified in Schedule 1.




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4.   THE LOAN

4.1 The Loan may be drawn in one or more tranches as agreed by Borrower and Lender from time to time.

4.2 When the Borrower wishes to make the drawing hereunder it will give the Lender prior notice in the form set out in Schedule 2 not later than the third Business Day prior to the day of the intended drawing in writing (or by facsimile or telephone, in each case to be immediately confirmed in writing) specifying the date (which must be a Business Day) and, if applicable, the bank account to which payment is to be made.

4.3 Notice will be irrevocable and oblige the Borrower to borrow the amount stated on the date specified therein.

5.   INTEREST PERIODS

5.1 The Interest Periods for the Loan will be fixed for a period of 3 months, save that the Initial Interest Period shall be as set out in the appropriate Schedule 2.

5.2 If any Interest Period would end on a day which is not a Business Day, such Interest Period will be extended to the next succeeding Business Day, unless such day falls in the next calendar month in which event such Interest Period will end on the next preceding Business Day.

6.   INTEREST

6.1  The rate of interest for each Interest Period shall be the aggregate of:

     6.1.1  300 basis points per annum; and

     6.1.2 the LIBOR for such Interest Period for a corresponding amount to the Loan Amount at or about 11:00 am on the first Business Day of such Interest Period.

6.2 Interest on the Loan Amount shall be calculated on the basis of a year of 365 days and the actual number of days elapsed from the Loan having been made accruing on a daily basis, and will be paid in arrears at the end of each relative Interest Period, save that interest for Initial Interest Periods ending on or before 31 March 2002 shall become capitalised with and from part of the principal amount on that date.

7.   REPAYMENT AND UNDERTAKING BY THE BORROWER

7.1 Subject to Clauses 7.2, 7.4 and 7.5, the Loan and all accrued interest and costs hereunder shall be repaid on the Due Date.

7.2 The Loan will cease to be available upon the occurrence of an Event of Default.


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      (as defined below) whereupon the Borrower must immediately repay all amounts outstanding under the Loan, including principal and all accrued interest and costs (if any).

7.3 If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall, unless agreed in writing otherwise, apply that payment towards the obligations of the Borrower in the following order:

      7.3.1 first, in or towards payment of any accrued but unpaid interest due by the Borrower but unpaid under this Agreement;

      7.3.2 second, in or towards payment of any unpaid costs, expenses and charges of the Lender under this Agreement;

      7.3.3 third, in or towards payment of any principal due by the Borrower but unpaid under this Agreement; and

      7.3.4 fourth, in or towards payment of any accrued but unpaid dividends on the Preference Shares due by the Borrower.

7.4 The Borrower undertakes that, if the Loan Amount is not repaid in full on or before the Due Date, it shall forthwith take all necessary steps including without limitation, the convening of all necessary shareholder meetings of the Borrower and the proposal of resolutions to approve and effect any necessary reorganisation of the share capital of the Borrower) to procure that the Borrower shall offer to the Lender (subject only to a pro rata right of clawback in favour of the then existing ordinary shareholders of the Borrower) such number of ordinary shares in the capital of the Borrower at a price of not more than L0.01 per share as shall raise, net of expenses, an amount in cash equal to the sum of the Loan Amount, any potential Special Dividend and a further sum (such further sum not to exceed L10,000,000) which will satisfy the ongoing working capital requirements of the Borrower as determined by the board of directors from time to time of the Borrower (the "Share Issue"). The Borrower shall forthwith upon receipt, apply the net proceeds of the Share Issue toward repayment of the Loan Amount after payment of the costs and expenses of the Borrower in making the Share Issue.

7.5 The Lender shall not seek repayment of the Loan (other than following an Event of Default) until 30 September 2002 if the Borrower is seeking to procure the Share Issue provided the Share Issue is completed prior to 30 September 2002.


8.    PREPAYMENT

8.1 The Borrower may, by giving to the Lender not less than five Business Days' irrevocable written notice, prepay the whole or any part of the Loan Amount.

8.2   Any amount prepaid may not be redrawn.



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9.   TERMINATION

9.1 Subject to Clause 7.5, the Loan will cease to be available on whichever is the earlier of:

     9.1.1     the Due Date; or

     9.1.2 the date upon which the Lender serves notice on the Borrower terminating the availability of the Loan following an Event of Default.

9.2 The occurrence of any of the following shall be an event of default hereunder ("EVENTS OF DEFAULT"):

     9.2.1 the Borrower fails to pay or discharge any of the monies due hereunder on the due date therefor; or

     9.2.2 the Borrowers fails to comply with any other provision of this Agreement; or

     9.2.3 the Borrower fails to comply with any material provision of a Finance Document; or

     9.2.4 on or after 30 June 2002, the Borrower fails to comply with any of the provisions pursuant to or in connection with the Preference Shares;

     9.2.5 any material representation or material warranty made or deemed to be made to the Lender by, or in respect of, the Borrower is or proves to have been or becomes incorrect or misleading in any material respect; or

     9.2.6 any indebtedness of the Borrower is not paid when due or becomes due and payable for any creditor of the Borrower becomes entitled to declare any such indebtedness due and payable) prior to the date when it would otherwise have become due or any guarantee or indemnity given by the Borrower in respect of indebtedness is not honoured when due and called upon or any facility or commitment available to the Borrower is withdrawn, suspended or cancelled by reason of any default (howsoever described) of the Borrower; or

     9.2.7 enforcement action is taken in respect of any Security Interest created by the Borrower;

     9.2.8 the Borrower is deemed unable to pay its debts within the meaning of section 123(1)(a), (b), (e) or (2) of the Insolvency Act 1986 or otherwise becomes insolvent or stops or suspends making payments with respect to all or any class of its debts or announces an intention to do so (other than a debt disputed by the Borrower in good faith); or

     9.2.9 any judgment or order made against the Borrower is not complied with

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                or discharged within seven days or any execution, distress, sequestration or other process is levied or enforced upon or against the assets of the Borrower and is not discharged within seven days; or

      9.2.10 any petition is presented or other step is taken for the purpose of winding-up the Borrower (other than a winding-up petition which is disputed by the Borrower in good faith) or an order is made or resolution passed for the winding-up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution; or

      9.2.11 any petition is presented or other step is taken for the purpose of the appointment of an administrator of the Borrower or an administration order is made in relation to the Borrower; or

      9.2.12 any administrative or other receiver is appointed of the Borrower or its assets and/or undertaking or any other steps are taken to enforce any Security Interest over the assets of the Borrower; or

      9.2.13 any steps are taken, or negotiations commenced, by the Borrower or by the majority of its creditors in value with a view to proposing any kind of composition, compromise or arrangement involving the Borrower and the aforementioned creditors; or

      9.2.14 on or after 30 June 2002, there occurs, in relation to the Borrower, in any country or territory in which it carries on business or to the jurisdiction of the courts of which its assets are subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in paragraphs 9.2.10-9.2.13 above or the Borrower otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

      9.2.15 the Borrower suspends or ceases to carry on its business or any material part thereof or materially alters the nature of its business as now conducted or a material part of the assets of the Borrower are disposed of or compulsorily acquired or any steps are taken to do any of the same; or

      9.2.16 the Borrower is required to proceed with a Share Issue in accordance with Clause 7.4 and fails to issue a circular to shareholders announcing the Share Issue within 14 days of the relevant Due Date or if such circular does not meet the criteria set out in Clause 7.4.

10.   PAYMENTS

10.1 All payments due to be made by the Borrower to the Lender hereunder shall be made to the Lender in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever) unless required by statute or law and in freely available funds to such account


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      specified for such purpose by the Lender.

10.2 All taxes in respect of this Agreement and any amounts paid or payable hereunder shall be paid by the Borrower when due and in any event prior to the date on which penalties attach thereto. If any such taxes or amounts in respect thereof must be deducted from any moneys payable or paid by the Borrower hereunder, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives after the payment or deduction of such taxes or amounts an amount equal to the full amount which it would have received had the payment not been made subject to the deduction of such taxes or other amounts.

10.3 As soon as practicable after each payment by the Borrower hereunder of tax or in respect of taxes, the Borrower shall deliver to the Lender evidence satisfactory to the Lender (including all relevant tax receipts) that such tax has been duly remitted to the appropriate authority.

10.4 If the Borrower makes a payment pursuant to clause 10.2 for the account of the Lender and the Lender receives or has been granted a credit against or relief or remission for or payment of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, the Lender shall to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or payment, pay to the Borrower such amounts as the Lender shall properly determine (and so that this obligation shall not arise if such determination is not practical or would involve disproportionate expense) to be attributable to such credit, relief, remission or payment and which would leave the Lender (after such payment) in no better or worse position that it would have been in if the Borrower had not been required to make such deduction, withholding or payment.

11.   OVERDUE PAYMENTS

11.1 If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date then, without prejudice to the Lender's other rights, interest will be charged on such overdue amount, from the date of such default to the date upon which payment is received by the Lender, on the basis of a year of 365 days relating to the relevant currency and the actual number of days elapsed accruing on a daily basis at the Default Rate.

11.2  If:-

      11.2.1 any amount payable by a Borrower under the Loan or in connection therewith is received by the Lender in a currency (the "PAYMENT CURRENCY") other than that agreed to be payable thereunder (the "AGREED CURRENCY") whether as a result of any judgement or order or the enforcement thereof, the liquidation of Borrower or otherwise howsoever; and

      11.2.2  the amount produced by converting the Payment Currency so received




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             into the Agreed Currency is more or less than the relevant amount of the Agreed Currency, then, if less, the Borrower shall, as an independent obligation, indemnify the Lender for the deficiency and any loss sustained as a result and, if more, the Lender shall pay the difference to the Borrower. Such conversion shall be made at such prevailing rate of exchange, on such date and in such market as is determined by the Lender as being most appropriate for such conversion. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan in a currency other than that in which it is expressed to be payable hereunder.

12.   FEES

12.1  The Lender agrees to commit to providing the Loan Amount, provided that a
      Schedule 2 is completed prior to 31 March 2002 and in return the Borrower agrees that the Lender is entitled to a commitment fee of L140,000 plus VAT no later than 31 March 2002.

12.2 Upon the Agreement Date the Lender shall also be entitled to all costs, charges and expenses incurred and any VAT on those costs, charges and expenses in connection with the negotiation, preparation and execution of this Agreement, including any costs charges and expenses discharged by the Lender on behalf of the Borrower.

12.3 The Borrower will pay to the Lender upon first demand all costs, charges and expenses incurred and any VAT on those expenses in relation to the granting of any release, waiver or consent in connection with any amendment or variation of this Agreement and the Inter-Creditor Agreement.

12.4 The Borrower will pay to the Lender from 31 March 2002 (being the date of first payment) a quarterly renewal fee (payable in arrears) equal to the greater of L2,500 or 0.5% of the principal sums guaranteed by the Lender on behalf of the obligations of the Borrower as set out in Schedule 4 and as amended from time to time.

12.5 All amounts to which the Lender is entitled under Clauses 12.1 to 12.4 shall be added to the Loan Amount upon the Agreement Date (or later if applicable) and shall be deemed to be the subject of a Drawdown Notice upon notification by the Lender to the Borrower of the relevant amounts.

12.6 The Lender's calculation of all amounts due hereunder whether for principal or interest shall in the absence of manifest error be conclusive.

13.   SECURITY

      The Lender, Borrower and any other principal lender shall enter into the Inter-Creditor Agreement prior to or at the same time as the principal lender enters into new financing arrangements with the Borrower.

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14.    COSTS AND EXPENSES

       The Borrower shall pay all costs, charges and expenses arising in connection with the preservation and/or enforcement of the Lender's rights under this Agreement or under the Inter-Creditor Agreement and will indemnify the Lender on first demand for any and all losses, costs and expenses occasioned by the occurrence of a demand made hereunder.

15.    GENERAL COVENANTS

15.1   Negative pledge & Disposals

       The Borrower covenants with the Lender that it shall not at any time during the continuance of this Agreement:

       15.1.1 create or attempt to create or permit to subsist any Security Interest (other than a Permitted Security Interest);

       15.1.2 part with possession of, transfer, sell lease or otherwise dispose of the Charged Assets or any part thereof or any interest therein (or attempt or agree so to do) whether by a single transaction or a series of transactions other than in the ordinary course of business.

15.2   Other general covenants

       The Borrower covenants with the Lender that it shall:

       15.2.1 promptly comply with all orders, regulations, notices and directives issued or made by any competent authority which are necessary for the use or enjoyment of the Charged Assets or to preserve their value;

       15.2.2 comply as soon as reasonably practical with and pay all charges imposed by all statutes, statutory instruments, by-laws and other legislation relating to the Charged Assets;

       15.2.3 observe and perform all other material obligations and/or restrictions affecting the Charged Assets or any part or parts thereof whether contained in or arising by virtue of the memorandum and articles of association of the Borrower or any lease, letting or other agreement, undertaking or arrangement to which it is a party or by which the Borrower or any of the Charged Assets are or may be affected;

       15.2.4 not do or cause or permit to be done anything which may in any way materially depreciate, jeopardise or otherwise prejudice the value to the Lender of the Charged Assets;

       15.2.5 conduct and carry on its business in a proper and efficient manner and not make any substantial alteration in the nature of or mode of conduct


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               of that business and keep or cause to be kept proper books of account relating to such business;

     15.2.6 punctually pay and indemnify the Lender against all rents, rates, taxes, duties, charges, assessments, impositions and other outgoings (whether imposed by agreement, statute or otherwise and whether in the nature of capital or revenue) now or at any time during the continuance of this Agreement properly payable in respect of the Charged Assets or any part thereof;

     15.2.7 keep the Lender indemnified against any actions, claims or demands made in connection with all or any part of the Charged Assets.

16.  AVOIDANCE OF PAYMENTS

     Any settlement, under this Agreement between the Borrower on the one hand and the Lender on the other shall be conditional upon no payment to the Lender being avoided or set aside or reduced or ordered to be refunded by virtue of any provisions of any enactments relating to bankruptcy, liquidation, administration or insolvency for the time being in force.

17.  WARRANTY

     The Borrower hereby warrants to the Lender that nothing in this Agreement shall contravene its memorandum or articles of association or any provision of (or constitute a default under) any agreement or arrangement to which it may be a party or by which it or any of its undertaking, property or assets may be bound.

18.  INDEMNITY

     The Borrower shall on demand indemnify the Lender against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of any sum payable by the Borrower hereunder not being paid when due.

19.  SET-OFF

     The Lender shall be entitled (as well before as after demand hereunder) to set-off against any amount owed by it to the Borrower with any amount owed to it hereunder by the Borrower whether for interest or principal.

20.  SEVERANCE

     If at any time any one or more of the provisions contained in this letter is or becomes invalid, illegal or unenforceable in any respect the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

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21.  NON-WAIVER AND REMEDIES

21.1 No failure to exercise and no delay in exercising on the part of the Lender, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No waiver by the Lender shall be effective unless it is in writing signed by the Lender.

21.2 Remedies

     The rights and remedies of the Lender provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or under this Agreement.

22.  INFORMATION

22.1 The Borrower undertakes that it will:

     22.1.1 deliver to the Lender as soon as they are publicly released copies of any press releases or in-house brokers commentary;

     22.1.2 deliver to the Lender within 30 days of the end of each calendar month to which they relate (or upon request from the Lender at any time) copies of the monthly management accounts, in profit & loss and balance sheet format on a consolidated basis;

     22.1.3 deliver to the Lender as soon as they are available (and in any event within 4 months of the end of the first half-year of each of its financial years) the unaudited preliminary results of the Group for that half year;

     22.1.4 deliver to the Lender as soon as they become available (and in any event within 6 months of the end of each financial year) copies of its audited financial statement for that period and the audited consolidated financial statements of the Group (and of each member of the Group); and

     22.1.5 deliver to the Lender the annual budget when approved by the board, on a consolidated basis.

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23.  CHANGE IN CURRENCY

27.1 If a change in the currency or denomination of Sterling occurs, this Agreement will be amended to the extent the Lender specifies to be necessary to reflect that change and to put the Lender in the same position, so far as possible, that it would have been in if no such change had occurred.

24.  NOTICES

24.1 Every notice or other communication made under this Agreement shall unless otherwise stated be in writing and shall be given:

     24.1.1    in the case of the Borrower to its registered office;

     24.1.2    in the case of the Lender to 90 Fetter Lane, London EC4A 1JP;

     24.1.3 or to any address or facsimile number as either the Lender or the Borrower may from time to time notify the other in writing.

24.2 Every notice or other communication shall be deemed to have been received:

     24.2.1 in the case of a letter when delivered personally or two days after its posting by first class post;

     24.2.2    in the case of a facsimile transmission when dispatched.

25.  VARIATIONS

     This Agreement and any rights arising by virtue of any provision hereof may be varied or waived by notice in writing signed by the Borrower and the Lender.

26.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

27.  JURISDICTION

27.1 The Borrower irrevocably agrees for the benefit of the Lender that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

27.2 The Borrower irrevocably waives objection which it might now or hereafter have to the courts referred to in clause 27.1 (Jurisdiction) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and agrees not to




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     claim that any such court is not a convenient or appropriate forum.

27.3 The submission to the jurisdiction of the courts referred to in clause 27.1 (Jurisdiction) shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against any Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one of more jurisdictions preclude the taking of proceedings on any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

27.4 The Borrower hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding.

28.  GOVERNING LAW

     This Agreement shall be governed and construed in accordance with English law.

29.  ACCEPTANCE

     The Borrower's acceptance of the terms and conditions contained in this letter shall be effected by the receipt by the Lender of the documents specified in Schedule 1. If such acceptance has not been effected within a period of 30 days from the date of this letter then the offer comprised in this letter shall lapse.

Yours faithfully                        Accepted and agreed

/s/ John D. Kearney                     /s/ [Illegible]

For and on behalf of                    For and on behalf of

Daisytek UK Limited                     ISA International plc


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